EXHIBIT 3.2
AGREEMENT OF LIMITED PARTNERSHIP
OF
UNITED STATES GASOLINE FUND, LP

This Agreement of Limited Partnership of United States Gasoline Fund, LP is entered into on April 12, 2007 (this “Agreement”), by and between Victoria Bay Asset Management, LLC, a Delaware limited liability company, as general partner (the “General Partner”), and Wainwright Holdings, Inc., a Delaware corporation, as limited partner (the “Organizational Limited Partner”).

The General Partner and the Organizational Limited Partner hereby form a limited partnership pursuant to and in accordance with the Delaware Revised Uniform Limited Partnership Act (6 Del.C.§17-101 et seq.), as amended from time to time (the “Act”), and hereby agree as follows:

1.  Name. The name of the limited partnership is United States Gasoline Fund, LP (the “Partnership”).

2.  Purpose. The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, engaging in any lawful act or activity for which limited partnerships may be formed under the Act and engaging in any and all activities necessary or incidental to the foregoing.

3.  Registered Office. The registered office of the Partnership in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808, County of New Castle.

4.  Registered Agent. The name and address of the registered agent of the Partnership in the State of Delaware is the Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

5.  Partners. The names and the business, residence or mailing addresses of the General Partner and the Organizational Limited Partner are as follows:

General Partner:

Victoria Bay Asset Management, LLC
1320 Harbor Bay Parkway, Suite 145
Alameda, CA 94502

Organizational Limited Partner:

Wainwright Holdings, Inc.
103 Foulk Road, Suite 200
Wilmington, DE 19803

6.  Powers. The powers of the General Partner include all powers, statutory and otherwise, possessed by general partners under the laws of the State of Delaware. Notwithstanding any other provisions of this Agreement, the General Partner is authorized to execute and deliver any document on behalf of the Partnership without any vote or consent of any other partner.

7.  Dissolution. The Partnership shall dissolve, and its affairs shall be wound up if (a) all of the partners of the Partnership approve in writing, (b) an event of withdrawal of a general partner has occurred under the Act, or (c) an entry of a decree of judicial dissolution has occurred under § 17-802 of the Act; provided, however, the Partnership shall not be dissolved or required to be wound up upon an event of the withdrawal of a general partner described in the immediately preceding clause (b) if (i) at the time of such event of withdrawal, there is at least one (1) other general partner of the Partnership who carries on the business of the Partnership (any remaining general partner being hereby authorized to carry on the business of the Partnership), or (ii) within ninety (90) days after the occurrence of such event of withdrawal, all remaining partners agree in writing to continue the business of the Partnership and to the appointment, effective as of the date of the event of withdrawal, of one (1) or more additional general partners of the Partnership.

8.  Capital Contributions. The partners of the Partnership shall contribute the following amounts, in cash, and no other property, to the Partnership within 30 days following the date hereof:

General Partner:

Victoria Bay Asset Management, LLC            $ 20.00

Organizational Limited Partner:

Wainwright Holdings, Inc.                                $ 980.00

9.  Additional Contributions: No partner of the Partnership is required to make any additional capital contribution to the Partnership.

10.  Allocation of Profits and Losses. The Partnership’s profits and losses shall be allocated 2% to the General Partner and 98% to the Organizational Limited Partner.

11.  Distributions. Distributions shall be made to the partners of the Partnership at the times and in the aggregate amounts determined by the General Partner. Such distributions shall be allocated among the partners of the Partnership in the same proportion as their then capital account balances.

12.  Assignments.

(a)  The Organizational Limited Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership only with the consent of the General Partner.

(b)  The General Partner may assign all or any part of its partnership interest in the Partnership and may withdraw from the Partnership without the consent of the Organizational Limited Partner.

13.  Withdrawal. Except to the extent set forth in Section 12, no right is given to any partner of the Partnership to withdraw from the Partnership.

14.  Admission of Partners.

(a)  The Organizational Limited Partner is admitted as a limited partner of the Partnership, upon execution and delivery of a counterpart of this Agreement.

(b)  The General Partner is admitted as a general partner of the Partnership, upon execution and delivery of a counterpart of this Agreement.

(c)  One or more additional or substitute limited partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

(d)  One or more additional or substitute general partners of the Partnership may be admitted to the Partnership with only the consent of the General Partner.

15.  Liability of Organizational Limited Partner. The Organizational Limited Partner shall not have any liability for the obligations or liabilities of the Partnership except to the extent required by the Act.

16.  Governing Law. This Agreement and all rights and remedies hereunder shall be governed by, and construed under, the laws of the State of Delaware, without regard to any laws that might otherwise govern under applicable principles of conflict of laws.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement of Limited Partnership on this 12th day of April, 2007.

GENERAL PARTNER: Victoria Bay Asset Management, LLC

By:	/s/ Nicholas D. Gerber
Nicholas D. Gerber
President

ORGANIZATIONAL LIMITED PARTNER: Wainwright Holdings, Inc.

By:	/s/ Nicholas D. Gerber
Nicholas D. Gerber
President